UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2014

Horsehead Holding Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33658        20-0447377

(Commission File Number)    (IRS Employer Identification No.

4955 Steubenville Pike Suite 405, Pittsburgh, Pennsylvania    15205

(Address of Principal Executive Offices)    (Zip Code)

(724) 774-1020

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 24, 2014, Horsehead Holding Corp. (the “Company”) priced an offering of $40,000,000 aggregate principal amount of its new 9% Senior Notes due 2017 (collectively, the “Unsecured Notes”) and an offering of an additional $10,000,000 aggregate principal amount of its existing 10.50% Senior Secured Notes due 2017 (collectively, the “Secured Notes” and, with the Unsecured Notes, the “Notes”), in private placements not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Unsecured Notes and the Secured Notes were priced at 100% and 113% of their principal amount, respectively.

The Company anticipates that the closing of the private placements will take place on or about July 29, 2014, subject to customary closing conditions.
The Notes mature on June 1, 2017. The Unsecured Notes are a new issue of notes that will pay interest semiannually at a rate of 9% per annum. The Secured Notes will be issued as additional notes under the indenture dated July 26, 2012 and will pay interest semiannually at a rate of 10.50% per annum. Upon the closing of the offering of the Secured Notes, there will be an aggregate of $205 million of Secured Notes outstanding.
The Notes and related guarantees were offered only to investors who were both “accredited investors” and “qualified institutional buyers” in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Notes and the related guarantees have not been, and will not be, registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities and foreign securities laws.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on July 24, 2014.

HORSEHEAD HOLDING CORP.

                                /s/ Robert D. Scherich
By:    Robert D. Scherich
Its:     Vice President and Chief
Financial Officer